Exhibit 99.1

FURMANITE CORPORATION AND SUBSIDIARIES

INDEX

Beginning Page

Independent Auditor’s Report

Board of Directors
Furmanite Corporation
Houston, Texas

We have audited the accompanying consolidated financial statements of Furmanite Corporation and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of income, comprehensive loss, changes in stockholder’s equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Furmanite Corporation and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

April 12, 2016
Houston, Texas

FURMANITE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2015
(in thousands, except share data)

Assets
Current assets:
Cash and cash equivalents	$41,679
Accounts receivable, trade (net of allowance for doubtful accounts of $1,907)	94,934
Inventories, net	38,446
Deferred tax assets, current	7,437
Prepaid expenses and other current assets	18,242
Current assets of discontinued operations	2,272
Total current assets	203,010
Property and equipment	112,459
Less: accumulated depreciation and amortization	(63,342)
Property and equipment, net	49,117
Goodwill	15,648
Deferred tax assets, non-current	3,297
Intangible and other assets, net	7,063
Non-current assets of discontinued operations	10
Total assets	$278,145
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,526
Accrued expenses and other current liabilities	25,025
Income taxes payable	413
Current liabilities of discontinued operations	985
Total current liabilities	42,949
Long-term debt, non-current	68,891
Net pension liability	16,583
Other liabilities	6,947
Commitments and contingencies (Note 14)
Stockholders’ equity:
Series B Preferred Stock, unlimited shares authorized, none outstanding	—
Common stock, no par value; 60,000,000 shares authorized; 42,032,556 shares issued	4,867
Additional paid-in capital	141,336
Retained earnings	41,515
Accumulated other comprehensive loss	(26,930)
Treasury stock, at cost (4,008,963 shares)	(18,013)
Total stockholders’ equity	142,775
Total liabilities and stockholders’ equity	$278,145
The accompanying notes are an integral part of these consolidated financial statements.

FURMANITE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
Year Ended December 31, 2015
(in thousands, except per share data)

Revenues	$402,928
Costs and expenses:
Operating costs (exclusive of depreciation and amortization)	294,699
Depreciation and amortization expense	11,622
Selling, general and administrative expense	84,577
Total costs and expenses	390,898
Operating income	12,030
Interest income and other income (expense), net	(666)
Interest expense	(1,725)
Income from continuing operations before income taxes	9,639
Income tax expense	(4,080)
Income from continuing operations	5,559
Loss from discontinued operations, net of income tax	(1,828)
Net income	$3,731

Basic earnings (loss) per common share:
Continuing operations	$0.15
Discontinued operations	(0.05)
Net income	$0.10
Diluted earnings (loss) per common share:
Continuing operations	$0.15
Discontinued operations	(0.05)
Net income	$0.10
Weighted-average number of common and common equivalent shares used in computing earnings per common share:
Basic	37,861
Diluted	38,027
The accompanying notes are an integral part of these consolidated financial statements.

FURMANITE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
Year Ended December 31, 2015
(in thousands)

Net income	$3,731
Other comprehensive loss before tax:
Defined benefit pension plans:
Net loss arising during period	(914)
Cash flow hedges:
Loss on interest rate swap	(964)
Less: Reclassification of realized loss on interest rate swap included in interest expense	34
Cash flow hedges, net	(930)
Foreign currency translation adjustments	(4,142)
Total other comprehensive loss before tax	(5,986)
Income tax benefit related to components of other comprehensive loss	509
Other comprehensive loss, net of tax	(5,477)
Comprehensive loss	$(1,746)
The accompanying notes are an integral part of these consolidated financial statements.

FURMANITE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Common Shares			Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss
	Issued	Treasury	Common Stock				Treasury Stock	Total
Balances at January 1, 2015	41,749,196	4,008,963	$4,834	$139,312	$37,784	$(21,453)	$(18,013)	$142,464
Net income	—	—	—	—	3,731	—	—	3,731
Stock-based compensation and stock option exercises	283,360	—	33	2,006	—	—	—	2,039
Proceeds from disgorgement of former officer short swing profits	—	—	—	18	—	—	—	18
Change in pension net actuarial loss and prior service credit, net of tax	—	—	—	—	—	(777)	—	(777)
Unrealized loss on interest rate swap, net of tax	—	—	—	—	—	(558)		(558)
Foreign currency translation adjustment	—	—	—	—	—	(4,142)	—	(4,142)
Balances at December 31, 2015	42,032,556	4,008,963	$4,867	$141,336	$41,515	$(26,930)	$(18,013)	$142,775
The accompanying notes are an integral part of these consolidated financial statements.

FURMANITE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2015
(in thousands)

Operating activities:
Net income	$3,731
Reconciliation of net income to net cash provided by operating activities:
Loss from discontinued operations, net of income tax	1,828
Depreciation and amortization	11,622
Provision for doubtful accounts	1,280
Stock-based compensation expense	2,507
Deferred income taxes	998
Other, net	(4,530)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,497)
Inventories	(1,830)
Prepaid expenses and other current assets	(2,640)
Accounts payable	(2,013)
Accrued expenses and other current liabilities	126
Income taxes payable	(3,554)
Other, net	285
Net cash provided by operating activities - continuing operations	4,313
Net cash used in operating activities - discontinued operations	(3,005)
Net cash provided by operating activities	1,308
Investing activities:
Capital expenditures	(10,863)
Proceeds from sale of assets	1,067
Other	130
Net cash used in investing activities - continuing operations	(9,666)
Net cash provided by investing activities - discontinued operations	13,839
Net cash provided by investing activities	4,173
Financing activities:
Payments on debt	(39,147)
Proceeds from issuance of debt	44,600
Debt issuance costs	(571)
Proceeds from disgorgement of former officer short swing profits	18
Issuance of common stock	118
Other	(752)
Net cash provided by financing activities	4,266
Effect of exchange rate changes on cash	(1,821)
Increase in cash and cash equivalents	7,926
Cash and cash equivalents at beginning of year	33,753
Cash and cash equivalents at end of year	$41,679
Supplemental cash flow information:
Cash paid for interest	$1,587
Cash paid for income taxes, net of refunds received	$5,235
Non-cash investing and financing activities:
Note receivable obtained from sale of assets	$600
Settlement of business acquisition final working capital	$2,474
Settlement of acquisition-related note payable	$(856)
The accompanying notes are an integral part of these consolidated financial statements.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Furmanite Corporation (the “Parent Company”) together with its subsidiaries (collectively, the “Company” or “Furmanite”) conducts business under two operating segments: 1) Technical Services and 2) Engineering & Project Solutions. Technical Services provides specialized technical services, including on-line, off-line and other services. On-line services include leak sealing, hot tapping, line stopping, line isolation, composite repair, valve testing and certain non-destructive testing and inspection services, while off-line services include on-site machining, heat treatment, bolting, valve repair and other non-destructive testing and inspection services. Other services include SmartShimTM services, concrete repair, engineering services, valves and other products and manufacturing. These services and products are provided primarily to electric power generating plants, petroleum industry, which includes refineries and offshore drilling rigs (includes subsea), chemical plants and other process industries in the Americas (which includes operations in North America, South America and Latin America), EMEA (which includes operations in Europe, the Middle East and Africa) and Asia-Pacific through a wholly owned subsidiary of the Parent Company, Furmanite Worldwide, Inc. (“FWI”), and its domestic and international subsidiaries and affiliates. The Engineering & Project Solutions operating segment provides process management inspection services to contractors and operators participating primarily in the midstream oil and gas market, substantially all of which are in the Americas. A wide range of inspection services are offered, including, mechanical integrity, quality assurance and regulatory compliance services for pipelines and other capital, turnaround, maintenance and mechanical integrity projects. Furmanite currently operates over 25 offices in the United States (“U.S.”) including Saraland, Alabama; Benicia, California; Fairfield, California; Torrance, California; Lombard, Illinois; Hobart, Indiana; Louisville, Kentucky; Geismar, Louisiana; Gonzales, Louisiana; Sulphur, Louisiana; Paulsboro, New Jersey; Charlotte, North Carolina; Muskogee, Oklahoma; Tulsa, Oklahoma; Pittsburgh, Pennsylvania; Rock Hill, South Carolina; Beaumont, Texas; Corpus Christi, Texas; Houston, Texas; Salt Lake City, Utah; Norfolk, Virginia; Kent, Washington; Huntington, West Virginia; and Parkersburg, West Virginia. The worldwide operations are further supported by offices currently located on six continents in Australia, Azerbaijan, Bahrain, Belgium, Canada, China, Denmark, France, Germany, Malaysia, The Netherlands, New Zealand, Norway, Singapore, Sweden and the United Kingdom (“U.K.”) and by licensee and agency arrangements which are based in Argentina, Belgium, Brazil, Columbia, Chile, Ecuador, Italy, Japan, Mexico, Peru, Puerto Rico, Qatar, Romania, Russia, Trinidad, Turkey and the United Arab Emirates.
The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. The following significant accounting policies are followed by the Company and its subsidiaries in the preparation of its consolidated financial statements. All intercompany transactions and balances are eliminated in consolidation.

Discontinued Operations

In September 2015, a subsidiary of the Company sold the Furmanite Technical Solutions (“FTS”) division of the Company’s Engineering & Project Solutions operating segment. As a result of the sale of FTS, the operating results, assets, liabilities and cash flows of FTS have been presented as discontinued operations, in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Discontinued operations does not include any allocation of general corporate overhead expenses. Interest expense reported within discontinued operations was insignificant for the period presented. Refer to Note 2 for additional information.

Cash and Cash Equivalents

Cash is generally invested in high credit quality and highly liquid short-term investments with original maturities of three months or less. Accordingly, uninvested cash in excess of requirements for operating purposes is kept at minimum levels. Cash equivalents are stated at cost, which approximates market value, and are primarily invested in conservative, highly-rated instruments issued by financial institutions or government entities with strong credit ratings. At certain times, such amounts exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company had short-term investments with two financial institutions at December 31, 2015 that were not insured by the FDIC in the amount of $13.5 million. The Company has not experienced any losses on these investments. Cash in foreign bank accounts at December 31, 2015 was $22.8 million.
Accounts Receivable
The majority of accounts receivable are due from companies with petroleum refineries, chemical plants, offshore energy production platforms, steel mills, nuclear and conventional power stations, pulp and paper mills, food and beverage processing plants and other flow-processing facilities. Credit is extended based on evaluation of the customer’s financial condition and generally collateral

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is not required. Accounts receivable outstanding longer than contractual payment terms are considered past due. The Company regularly evaluates and adjusts for doubtful accounts receivable based on a combination of write-off history, aging analysis and information available on specific accounts. The Company writes off accounts receivable when they become uncollectible. Any payments subsequently received on such receivables are credited to the allowance in the period the payment is received.
Changes in the allowance for doubtful accounts for the year ended December 31, 2015 are as follows (in thousands):

Allowance for doubtful accounts at beginning of year	$1,036
Provisions for doubtful accounts	1,280
Currency adjustments	(109)
Write-offs, net of recoveries	(300)
Allowance for doubtful accounts at end of year	$1,907
Inventories
Inventories are valued at the lower of cost or market. Cost is determined using the weighted average cost method. Inventory quantities on hand are reviewed regularly based on related service levels and functionality, and carrying cost is reduced to net realizable value for inventories in which their cost exceeds their utility, due to physical deterioration, obsolescence, changes in price levels or other causes. The cost of inventories consumed or products sold are included in operating costs.
Property and Equipment
Property and equipment are carried at historical cost. Certain leases have been capitalized and the leased assets have been included in property and equipment. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed in the period in which they are incurred. Depreciation of property and equipment is provided on a straight-line basis at rates based upon the expected useful lives of the various classes of assets. The expected useful lives of property and equipment are as follows: buildings—forty years, machinery and equipment—five to ten years, furniture and fixtures—three to five years, vehicles—four to six years and other property and equipment—two to five years.
Long-Lived Assets
Property, Plant and Equipment
The Company accounts for property, plant and equipment in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant, and Equipment. Under FASB ASC 360, the Company reviews property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Factors that may affect recoverability include changes in planned use of equipment, closing of facilities and discontinuance of service lines. Property and equipment to be held and used is reviewed at least annually for possible impairment. The Company’s impairment review is based on an estimate of the undiscounted cash flow at the lowest level for which identifiable cash flows exist. Impairment occurs when the carrying value of the assets exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the carrying value of the asset and its fair market value. Depending on the asset, fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition. No impairment of property, plant and equipment was recorded in 2015.
Goodwill and Intangible Assets
The Company accounts for goodwill and other intangible assets in accordance with the provisions of FASB ASC 350, Intangibles—Goodwill and Other. Under FASB ASC 350, intangible assets with lives restricted by contractual, legal or other means are amortized over their useful lives.
Goodwill and other intangible assets not subject to amortization are tested for impairment annually (in the fourth quarter of each calendar year), or more frequently if events or changes in circumstances indicate that the assets might be impaired. Examples of such events or circumstances include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, or a loss of key personnel.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FASB ASC 350 requires a two-step process for testing goodwill impairment, however it permits an entity the option to first assess qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment test. If it is determined that, based on a qualitative assessment, it is not more likely than not that the Company’s fair value is less than its carrying amount, then the first and second steps of the goodwill impairment test are unnecessary. The Company has elected to bypass the qualitative assessment for all reporting units at December 31, 2015 and proceed directly to performing the first step of the goodwill impairment test. Under the first step of the two-step process, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). Two or more components of an operating segment shall be aggregated and deemed a single reporting unit if the components have similar economic characteristics. As of December 31, 2015, the Company has two reporting units for the purpose of testing goodwill impairment as the business segments are determined to be the reporting units. Second, if an impairment is indicated, the implied fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill and other intangible assets is measured as the excess of the carrying value over the implied fair value.
The Company uses a multiple of revenues as the basis for its measurement of fair value as management considers this approach the most meaningful measure for its reporting units, given the nature of the Company’s business. To support the reasonableness of the calculated fair value, the Company compares the sum of the calculated fair values to the market capitalization of the Company as a whole, as the quoted market price provides the best evidence of fair value on a Company-wide basis.
Based on valuations performed by the Company at December 31, 2015, no impairment was indicated.
As of December 31, 2015, goodwill of continuing operations totaled $15.6 million, all of which was associated with the Technical Services operating segment.
At December 31, 2015, $2.6 million of indefinite-lived intangible assets (primarily trade names) were included in intangible and other assets on the consolidated balance sheet. Gross finite-lived intangible assets of $11.4 million were also included in intangible and other assets as of December 31, 2015, with accumulated amortization of $8.5 million. The change in gross finite-lived intangible assets during 2015 was associated with changes in foreign exchange rates on certain intangible assets within the Asia-Pacific region of the Technical Services segment. Amortization expense for finite-lived intangible assets totaled $2.0 million for the year ended December 31, 2015. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. The estimated useful lives are as follows: customer contracts and relationships—one to five years, non-compete agreements—five years, patents, licenses and other—one to ten years.
Finite-lived intangible assets are reviewed for impairment in accordance with the provisions of FASB ASC 360. There were no such impairments in 2015.
Finite-lived intangible assets subject to amortization consisted of the following as of December 31, 2015 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer contracts and relationships	$7,949	$(5,508)	$2,441
Non-compete agreements	2,134	(1,782)	352
Patents, licenses and other	1,352	(1,196)	156
Total finite-lived intangible assets	$11,435	$(8,486)	$2,949

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2015, future amortization expense related to finite-lived intangible assets subject to amortization is estimated to be as follows (in thousands):

Fiscal Year:
2016	$1,713
2017	1,207
2018	5
2019	5
2020	5
Thereafter	14
Total	$2,949
The weighted-average amortization period for intangible assets subject to amortization is approximately 1.8 years.

Revenue Recognition

Revenues are recorded in accordance with FASB ASC 605, Revenue Recognition, when realized or realizable, and earned.

Revenues are recognized when persuasive evidence of an arrangement exists, services to customers have been rendered or products have been delivered, the selling price is fixed or determinable and collectability is reasonably assured. Revenues are recorded net of sales tax.

Substantially all projects are short term in nature and are generally billed on a time and materials basis when the work is completed. Revenue is typically recognized when services are rendered or when product is shipped to the job site and risk of ownership passes to the customer. Infrequently, the Company enters into contracts that are longer in duration that represent multiple element arrangements, which include a combination of services and products. For these contracts, revenues are allocated to the separate deliverables on the basis of stand-alone selling prices and recognized when the services have been rendered or the products delivered to the customer. The Company provides limited warranties to customers, depending upon the service performed. Warranty claim costs were not material during the year ended December 31, 2015.

Operating Costs

Operating costs include direct and indirect labor along with related fringe benefits, materials, freight, travel, engineering, vehicles and equipment rental charges, and are expensed when the associated revenues is recognized or as incurred. Direct costs related to projects for which the earnings process have not been completed and therefore not qualifying for revenue recognition are recorded as work-in-process inventory.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include payroll and related fringe benefits, marketing, travel, rent, information technology, insurance and professional fees, and are expensed as incurred. For the year ended December 31, 2015, selling, general and administrative expenses include the benefit of a $4.0 million gain from insurance recoveries resulting from a fire at one of the Company’s facilities in the U.K.
Foreign Currency Translation
The Company translates the balance sheets of its foreign subsidiaries using year-end exchange rates and translates income statement amounts using the average exchange rates in effect during the year. Gains and losses resulting from the change in exchange rates from year to year are reported separately as a component of accumulated other comprehensive loss in stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of income as a component of interest income and other income (expense), net. For the year ended December 31, 2015, net losses from foreign currency transactions were $0.9 million. The Company has no foreign subsidiaries subject to foreign exchange restrictions.
Considering the Company’s global nature, and its exposure to foreign currencies, the financial results in any geographical area can be impacted by changes in currency exchange rates in any given year. Within the Company’s Technical Services segment, financial results in 2015 were unfavorably impacted in EMEA and Asia-Pacific as a result of currency changes during the year.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation
All stock-based compensation is recognized as an expense in the financial statements and such costs are measured at the fair value of the award at the date of grant. The fair value of stock-based payment awards on the date of grant as determined by the Black-Scholes model is affected by the Company’s stock price on the date of the grant as well as other assumptions. Assumptions utilized in the fair value calculations include the expected stock price volatility over the term of the awards (estimated using the historical volatility of the Company’s stock price), the risk free interest rate (based on the U.S. Treasury Note rate over the expected term of the option), the dividend yield (assumed to be zero, as the Company has not paid, nor anticipates paying, any cash dividends), and employee stock option exercise behavior and forfeiture assumptions (based on historical experience and other relevant factors). For performance-based awards, the Company must also make assumptions regarding the likelihood of achieving performance targets.
Income Taxes
Deferred tax assets and liabilities result from temporary differences between U.S. GAAP and tax treatment of certain income and expense items. The Company must assess and make estimates regarding the likelihood that the deferred tax assets will be recovered. To the extent that it is determined the deferred tax assets will not be recovered, a valuation allowance is established for such assets. In making such a determination, the Company must take into account positive and negative evidence including projections of future taxable income and assessments of potential tax planning strategies.
The Company recognizes the tax benefit from uncertain tax positions only if it is more-likely-than-not that the tax position will be sustained on examination by the applicable taxing authorities, based on the technical merits of the position. The tax benefit recognized is based on the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. Uncertain tax positions in certain foreign jurisdictions would not impact the effective foreign tax rate because unrecognized non-current tax benefits are offset by the foreign net operating loss carryforwards, which are fully reserved. The Company recognizes interest expense on underpayments of income taxes and accrued penalties related to unrecognized non-current tax benefits as part of the income tax provision.
Defined Benefit Pension Plan
Pension benefit costs and liabilities are dependent on assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, expected investment return on plan assets, mortality rates and retirement rates. These rates are reviewed annually and adjusted to reflect current conditions. These rates are determined based on reference to yields. The compensation increase rate is based on historical experience. The expected return on plan assets is derived from detailed periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return. Mortality and retirement rates are based on actual and anticipated plan experience. In accordance with U.S. GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the pension obligation and future expense.
Contingencies
Environmental
Liabilities are recorded when site restoration or environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are recognized when such recoveries become certain.
The Company capitalizes environmental costs only if the costs are recoverable and the costs extend the life, increase the capacity, or improve the safety or efficiency of property owned by the Company as compared with the condition of that property when originally constructed or acquired, or if the costs mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations or activities and the costs improve the property compared with its condition when constructed or acquired. All other environmental costs are expensed.
Other
The Company establishes a liability for all other loss contingencies when information indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates
The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include revenue recognition, allowance for doubtful accounts, goodwill, intangible assets and long-lived assets, fair value estimates associated with acquisitions, stock-based compensation, defined benefit pension plan, income taxes and contingencies.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides for a single five-step model to be applied in determining the amount and timing of the recognition of revenue related to contracts with customers. The new guidance also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the guidance. The provisions of the new guidance were originally to be effective for public entities for annual reporting periods beginning after December 15, 2016; however, in August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date by one year to be effective for annual reporting periods beginning after December 15, 2017, including interim periods within those years. The ASU does not provide an option for early adoption, but as set forth in ASU 2015-14, entities are permitted to early adopt the new guidance using the original effective date in ASU No. 2014-09. The Company is currently evaluating the impact of the guidance on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which changes the guidance with respect to the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Companies have an option of using either a full retrospective or modified retrospective adoption approach. The updated guidance is effective for public entities for annual reporting periods beginning after December 15, 2015, including interim periods within those annual periods. Early adoption is permitted. The Company does not expect the adoption of ASU No. 2015-02 to have any impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in the ASU change the balance sheet presentation requirements for debt issuance costs by requiring them to be presented as a direct reduction to the carrying amount of the related debt liability. The amendments are effective for public entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. Transitioning to the new guidance requires retrospective application. However, in August 2015 the FASB issued ASU No. 2015-15, Interest—Imputation of Interest (Subtopic 835-30) - Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting), which codifies certain Securities and Exchange Commission (the “SEC”) Staff views on the presentation of debt issuance costs associated with line-of-credit arrangements. The SEC Staff has stated that it will not object to the presentation of debt issuance costs associated with line-of-credit arrangements as assets, regardless of whether any borrowings are outstanding. Currently, all of the Company’s debt issuance costs pertain to its line-of-credit arrangement; therefore, the Company intends to continue recording these unamortized costs as assets rather than using the approach set forth in ASU No. 2015-03. Accordingly, the Company does not expect the adoption of ASU No. 2015-03 and ASU No. 2015-15 to have any effect on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value to more closely align the measurement of inventory in U.S. GAAP with International Financial Reporting Standards. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion and disposal. ASU No. 2015-11 is effective for public entities on a prospective basis for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016, with earlier application permitted. The Company does not believe the adoption of ASU No. 2015-11 will have a material impact on its consolidated financial statements.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Presentation of Deferred Taxes. The amendments in the ASU require that all deferred tax assets and liabilities be classified as noncurrent in the balance sheet, eliminating the requirement to separate deferred tax assets and liabilities into current and noncurrent amounts. For public entities, the ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with earlier application permitted. The amendments in the ASU may be applied on either a retrospective or prospective basis. The Company has not yet determined which basis it will use in applying the amendments. Upon adoption, the only impact to the Company would be that any of the Company’s deferred tax assets or deferred tax liabilities classified as current in the Company’s consolidated balance sheet would be reclassified to noncurrent.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. For public entities, the amendments in the ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Application of the amendments is to be made by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. Early adoption of certain of the amendments is permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU, which supersedes ASC Topic 840, Leases, sets forth revised accounting and disclosure requirements for leases. The main difference, compared to previous U.S. GAAP, is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Adoption of the new guidance requires a modified-retrospective approach and is effective for public entities for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

2. Discontinued Operations

On September 24, 2015, the Company, through its wholly owned subsidiary Furmanite America, Inc. (“Furmanite America”), entered into an asset purchase agreement with Burrow Global, LLC (“Burrow Global”) under which Furmanite America agreed to sell to Burrow Global substantially all of the assets of the Company’s FTS division of its Engineering & Project Solutions operating segment. Additionally, Burrow Global agreed to assume certain liabilities related to FTS. Included in the sale were the FTS operations in the Beaumont, Texas; Baton Rouge, Louisiana; Lake Charles, Louisiana; Deer Park, Texas; and Freeport, Texas offices, which primarily perform in-office and in-plant engineering and non-destructive testing and inspection work for downstream clients in the Gulf Coast region. The Company has retained the process management inspection component of its Engineering & Project Solutions segment. On September 28, 2015, the closing of the transaction took place and the Company received cash proceeds of $13.8 million plus a one-year, 4% promissory note from Burrow Global for $0.6 million. The purchase price is subject to adjustment based on the final calculation of net working capital, which was originally to be determined within 75 days of closing in accordance with the asset purchase agreement. However, under mutual agreement by the parties, the determination date has been extended and remains pending as of December 31, 2015.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with U.S. GAAP, the Company has classified the operating results, assets, liabilities and cash flows of FTS as discontinued operations in its consolidated financial statements. Loss from discontinued operations, net of income tax, included in the statement of consolidated income consists of the following for the year ended December 31, 2015 (in thousands):

Revenues(a)	$75,794
Operating costs (exclusive of depreciation and amortization)	(71,122)
Depreciation and amortization expense	(988)
Selling, general and administrative expense	(5,028)
Other income (expense), net	5
Loss from operations	(1,339)
Exit costs(b)	(1,172)
Loss on sale of FTS	(370)
Loss from discontinued operations, before income tax	(2,881)
Income tax benefit	1,053
Loss from discontinued operations, net of income tax	$(1,828)
____________________________

(a)	Substantially all revenues of discontinued operations are U.S. based.

(b)	For the year ended December 31, 2015, exit costs consist of the purchase of certain indemnification coverage related to the operations of the disposed FTS division while under the Company’s ownership.

Assets and liabilities of discontinued operations included in the consolidated balance sheet consist of the following at December 31, 2015 (in thousands):

Assets of discontinued operations
Current assets:
Prepaid expenses and other current assets	$2,110
Deferred tax assets, current	162
Total current assets of discontinued operations	2,272
Non-current assets	10
Total assets of discontinued operations	$2,282

Liabilities of discontinued operations
Current liabilities:
Accounts payable	$518
Accrued expenses and other current liabilities	467
Total current liabilities	985
Non-current liabilities	—
Total liabilities of discontinued operations	$985

Included in current assets of discontinued operations at December 31, 2015 is a receivable from Burrow Global of $2.1 million related to the estimated net working capital adjustment.

As part of the asset purchase agreement to sell FTS, Furmanite America made customary representations and warranties, which generally survive for a period of six months following the closing of the transaction. The asset purchase agreement also contains customary indemnification provisions under which, subject to certain limitations, Furmanite America’s maximum indemnification obligations are limited to $0.8 million for breaches of representations and warranties, non-performance, uncollected net working capital and third party claims. The indemnification obligations expire two years after the closing of the transaction. The Company believes that it is remote that Furmanite America would be required to make any payment under these indemnification provisions.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisition
On April 21, 2015, Furmanite America entered into a settlement agreement with ENGlobal Corporation (“ENGlobal”) (the “Agreement”) to resolve the determination of the final working capital adjustment associated with the Company’s August 2013 acquisition of ENGlobal’s Engineering & Construction segment. Additionally, the Agreement resolves certain other claims and disputes of the parties associated with this acquisition as well as a smaller acquisition the Company completed in January 2013. Under the terms of the Agreement, the Company made cash payments to ENGlobal of $3.6 million in April 2015, reflecting the settlement of the $4.4 million remaining principal amount on two acquisition-related notes payable, partially offset by $0.8 million of net credits related to accrued interest and the final settlement of reimbursable items and working capital balances. The Company realized a gain in 2015 of $0.1 million in connection with the Agreement.
4. Earnings Per Share
Basic earnings (loss) per share (“EPS”) are calculated as income from continuing operations, loss from discontinued operations or net income, as applicable, divided by the weighted-average number of shares of common stock outstanding during the period, including restricted stock. Restricted shares of the Company’s common stock have full voting rights and participate equally with common stock in dividends declared, if any, and undistributed earnings. Any dividends paid on restricted shares are non-forfeitable in the event the award does not vest. As participating securities, the shares of restricted stock are included in the calculation of basic EPS using the two-class method. For the periods presented, the amount of earnings allocated to the participating securities were not material. Diluted earnings (loss) per share assumes issuance of the net incremental shares from stock options and restricted stock units when dilutive. The weighted-average common shares outstanding used to calculate diluted earnings per share reflect the dilutive effect of common stock equivalents including options to purchase shares of common stock and restricted stock units, using the treasury stock method.
Basic and diluted weighted-average common shares outstanding and earnings per share of continuing operations include the following for the year ended December 31, 2015 (in thousands, except per share data):

Income from continuing operations	$5,559

Basic weighted average common shares outstanding	37,861
Dilutive effect of common stock equivalents	166
Diluted weighted average common shares outstanding	38,027

Earnings per common share from continuing operations:
Basic	$0.15
Diluted	$0.15
Stock options and restricted stock units excluded from diluted weighted-average common shares outstanding because their inclusion would have an anti-dilutive effect:	619
5. Inventories, net
Inventories consisted of the following at December 31, 2015 (in thousands):

Raw materials and supplies	$29,419
Work-in-process	10,432
Finished goods	77
Excess and obsolete reserve	(1,482)
Total inventories	$38,446
Amounts expensed for excess and obsolete inventory were not significant for the year ended December 31, 2015.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Property and Equipment
Property and equipment consisted of the following at December 31, 2015 (in thousands):

Land	$2,919
Buildings	7,529
Machinery and equipment	84,562
Furnitures and fixtures	9,243
Vehicles	2,516
Other	2,958
Construction in progress	2,732
Total property and equipment	112,459
Less: accumulated depreciation and amortization	(63,342)
Net property and equipment	$49,117
Depreciation and amortization expense of property and equipment for the year ended December 31, 2015 was $9.6 million.
Vehicles under capital leases are included in the cost and accumulated depreciation and amortization as follows at December 31, 2015 (in thousands):

Vehicle capital leases	$1,509
Less: accumulated depreciation and amortization	(1,509)
Net equipment acquired under capital leases	$—
7. Accrued Expenses and Other Current Liabilities
Accrued expenses consisted of the following at December 31, 2015 (in thousands):

Compensation and benefits	$14,179
Professional, audit and legal fees	2,119
Value added tax payable	1,851
Leases	1,514
Taxes other than income	1,486
Other employee related expenses	1,321
Customer deposits	738
Estimated potential uninsured liability claims	334
Interest	119
Other	1,364
Total accrued expenses and other current liabilities	$25,025

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Long-Term Debt

Total long-term debt at December 31, 2015 was $68.9 million, all of which related to borrowings under the Company’s revolving credit facility.
Credit Facilities

On March 13, 2015, certain foreign subsidiaries (the “foreign subsidiary designated borrowers”) of Furmanite Worldwide, Inc. (“FWI”), a wholly owned subsidiary of the Company, and FWI entered into a second amendment (the “Second Amendment”) to the credit agreement dated March 5, 2012 with a syndicate of banks (collectively, the “Lenders”) previously led by JP Morgan Chase Bank, N.A. as Administrative Agent (the “Credit Agreement”). Under the Second Amendment, Wells Fargo Bank, N.A. is the successor Administrative Agent, replacing JP Morgan Chase Bank, N.A. The Second Amendment includes several modifications, including increasing the revolving credit facility capacity to $150.0 million from $100.0 million, extending the maturity date to March 13, 2020 from February 28, 2017, reducing the ranges for the commitment fee and margin that is added to the applicable variable interest rate and the easing of certain covenants and restrictive terms. The Second Amendment also reflects changes in the composition of the Lenders and their respective commitment amounts. The portion of the amount available for swing line loans to FWI is $10.0 million. A portion of the amount available under the Credit Agreement (not in excess of $20.0 million) is available for the issuance of letters of credit. The loans outstanding to the foreign subsidiary designated borrowers under the Credit Agreement may not exceed $50.0 million in the aggregate.

At December 31, 2015 $68.9 million was outstanding under the Credit Agreement. Borrowings under the Credit Agreement bear interest at variable rates (based on the prime rate, federal funds rate or Eurocurrency rate, at the option of the borrower, including a margin above such rates, and subject to an adjustment based on a calculated Funded Debt to Adjusted EBITDA ratio (the “Leverage Ratio” as defined in the Credit Agreement)), which was 1.6% at December 31, 2015. Adjusted EBITDA is net income (loss) plus interest, income taxes, depreciation and amortization, and other non-cash expenses minus income tax credits and non-cash items increasing net income (loss) as defined in the Credit Agreement. On March 16, 2015, the Company entered into a forward-dated interest rate swap to mitigate the risk of changes in the variable interest rate. The effect of the swap is to fix the interest rate at 1.99% plus the margin and Leverage Ratio adjustment, as described above, beginning March 13, 2016 through March 13, 2020 on $40.0 million of the outstanding amount under the Credit Agreement. This interest rate swap replaces the previous swap, which was terminated in March 2015 in conjunction with the Second Amendment to the Credit Agreement. See Note 12 for further information regarding the interest rate swaps. The Credit Agreement contains a commitment fee, which ranges from 0.15% to 0.30% based on the Leverage Ratio (0.20% at December 31, 2015), and is based on the unused portion of the amount available under the Credit Agreement. All obligations under the Credit Agreement are guaranteed by FWI and certain of its subsidiaries under a guaranty and collateral agreement, and are secured by a first priority lien on FWI and certain of its subsidiaries’ assets (which approximated $192.7 million as of December 31, 2015). The Parent Company has granted a security interest in its stock of FWI as collateral security for the lenders under the Credit Agreement, but is not a party to the Credit Agreement.

The Credit Agreement includes financial covenants, which require that the Company maintain: (i) a Leverage Ratio of no more than 3.00 to 1.00 as of the last day of each fiscal quarter, measured on a trailing four-quarters basis, (ii) a Fixed Charge Coverage Ratio of at least 1.25 to 1.00, defined as Adjusted EBITDA minus capital expenditures minus cash taxes minus Restricted Payments made in cash (i.e., all dividends, distributions and other payments in respect of capital stock, sinking funds or similar deposits on account thereof or other returns of capital, redemption or repurchases of equity interests, and any payments to the Parent Company or its subsidiaries (other than FWI and its subsidiaries)) / interest expense plus scheduled payments of debt, and (iii) a minimum asset coverage of at least 1.50 to 1.00, defined as cash plus net accounts receivable plus net inventory plus net property, plant and equipment of FWI and its material subsidiaries that are subject to a first priority perfected lien in favor of the Administrative Agent and the Lenders / Funded Debt. FWI is also subject to certain other compliance provisions including, but not limited to, restrictions on indebtedness, guarantees, dividends and other contingent obligations and transactions, however certain restrictions are only applicable in instances where the Leverage Ratio is greater than or equal to 2.00 to 1.00. Events of default under the Credit Agreement include customary events, such as change of control, breach of covenants or breach of representations and warranties. At December 31, 2015, FWI was in compliance with all covenants under the Credit Agreement.
In 2015, FWI borrowed an additional net $9.6 million under its Credit Agreement, due in part to settle the ENGlobal notes payable discussed below.
Considering the outstanding borrowings of $68.9 million, and $7.8 million related to outstanding letters of credit, the unused borrowing capacity under the Credit Agreement was $73.3 million at December 31, 2015.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes Payable
On January 1, 2013, in connection with an asset purchase, the Company issued a $1.9 million promissory note, which bore interest at 5.0% per annum. On August 30, 2013, in connection with the acquisition of the assets of the ENGlobal’s Engineering & Construction segment, the Company issued a $3.0 million promissory note, which bore interest at 4.0% per annum. These notes were originally due in four equal annual installments; however, in accordance with the settlement agreement with ENGlobal discussed in Note 3, the Company settled the remaining principal balance on both notes, which totaled $4.4 million on the date of the settlement in 2015.
At December 31, 2015, debt maturities on consolidated debt for the five years subsequent to December 31, 2015 consisted entirely of the Company’s $68.9 million outstanding under the Credit Agreement, the entire amount of which was to mature in 2020. However, as discussed in Note 20, on February 29, 2016, immediately prior to the completion of a merger between the Company and Team, Inc. (“Team”), the Company terminated the Credit Agreement and all amounts due under the Credit Agreement were paid in full on February 29, 2016, with funding provided by Team.
9. Retirement Plans
The Company has a defined contribution plan which covers substantially all eligible domestic employees and provides for varying levels of employer matching. Company contributions to this plan were $2.6 million for 2015.
Two of the Company’s foreign subsidiaries have defined benefit pension plans, one plan covering certain of its U.K. employees (the “U.K. Plan”) and the other covering certain of its Norwegian employees (the “Norwegian Plan”). As the Norwegian Plan represents less than three percent of both the Company’s total pension plan liabilities and total pension plan assets, only the schedules of net periodic pension cost and changes in benefit obligation and plan assets include combined amounts from the two plans, while all other assumption, detail and narrative information relates solely to the U.K. Plan, unless otherwise noted.
Benefits for the U.K. Plan are based on the average of the employee’s salary for the last three years of employment. Prior to plan amendments in 2013, the employee contributed 6.5% to 12.0% and the employer contributed up to 12.0% of pay. In accordance with plan amendments, accruals for future benefits under the U.K. Plan have ceased effective November 1, 2013, with the affected employees transitioning to the subsidiary’s defined contribution plan. Plan assets are primarily invested in unitized pension funds managed by U.K. registered fund managers. The most recent valuation of the U.K. Plan was performed as of December 31, 2015. Estimated defined benefit pension plan contributions for 2016 are expected to be approximately $1.6 million. The Company expects future plan contributions will increase by approximately 3% per year, in accordance with certain funding commitments.
Pension benefit costs and liabilities are dependent on assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, expected investment return on plan assets, mortality rates and retirement rates. The discount rate assumption used to determine end of year benefit obligations was 4.0%. These rates are reviewed annually and adjusted to reflect current conditions. These rates are determined appropriate based on reference to yields. The expected return on plan assets of 5.4% for 2016 is derived from detailed periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return. Mortality and retirement rates are based on actual and anticipated plan experience. In accordance with U.S. GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the pension obligation and future expense.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net pension cost (credit) included the following components for the year ended December 31, 2015 (in thousands):

Net periodic pension cost (credit):
Service cost	$116
Interest cost	3,258
Expected return on plan assets	(3,623)
Amortization of net actuarial loss	512
Net curtailment/settlement (gain) loss[1]	(368)
Net periodic pension cost (credit)	$(105)
______________________________

[1]
For the year ended December 31, 2015, the net curtailment/settlement gain is attributable to the Norwegian Plan and is a result of the settlement of existing obligations and the ending of future benefit accruals for employees having 15 or more years until retirement; the affected employees have transitioned to a defined contribution plan.

The weighted average assumptions used to determine benefit obligations at December 31, 2015 are as follows:

Discount rate	4.0%
Rate of compensation increase[1]	Not applicable
Inflation	3.0%
______________________________

[1]	Not applicable due to plan curtailment.
The weighted average assumptions used to determine net periodic benefit cost for the year ended December 31, 2015 are as follows:

Discount rate	3.7%
Expected long-term return on plan assets	5.0%
Rate of compensation increase[1]	Not applicable
Inflation	2.9%
______________________________

[1]	Not applicable due to plan curtailment.
The plan actuary determines the expected return on plan assets based on a combination of expected yields on equity securities and corporate bonds and considering historical returns.
The expected long-term rate of return on plan assets for 2016 is determined based on the weighted average of expected returns on asset investment categories as follows: 5.4% overall, 6.6% for equities and 2.6% for debt securities.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the changes in the benefit obligation and plan assets for the year ended December 31, 2015 (in thousands):

Projected benefit obligation:
Beginning of year	$93,325
Service cost	116
Interest cost	3,258
Actuarial loss (gain)	(150)
Benefits paid	(3,549)
Curtailment / settlement	(1,365)
Foreign currency translation adjustment and other	(5,489)
End of year	86,146
Fair value of plan assets:
Beginning of year	76,210
Actual gain on plan assets	312
Employer contributions	1,684
Benefits paid	(3,549)
Settlement	(718)
Foreign currency translation adjustment	(4,376)
End of year	69,563
Excess projected obligation under (over) fair value of plan assets at end of year	$(16,583)
Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$23,094
The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are $0.6 million for the defined benefit pension plan.
The accumulated benefit obligation for the U.K. Plan was $85.0 million at December 31, 2015. The U.K. Plan has had no new participants added since the plan was frozen in 1994. Additionally, as noted above, accruals for future benefits under the plan ceased effective November 1, 2013.
At December 31, 2015, expected future benefit payments, which reflect expected future service, are as follows for the years ended December 31, (in thousands):

2016	$3,198
2017	3,212
2018	3,202
2019	3,725
2020	4,469
2021-2025	24,358
Total	$42,164

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the plan assets of the U.K. Plan measured at fair value on a recurring basis (at least annually) as of December 31, 2015 (in thousands):

Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2) (a)	Significant Unobservable Inputs (Level 3) (a)
Cash	$345	$345	$—	$—
Equity securities:
U.K. equity (b)	13,427	—	13,427	—
U.S. equity index (c)	3,654	—	3,654	—
European equity index (d)	3,379	—	3,379	—
Pacific rim equity index (e)	2,658	—	2,658	—
Japanese equity index (f)	2,145	—	2,145	—
Emerging markets equity index (g)	1,811	—	1,811	—
Diversified growth fund (h)	14,111	—	14,111	—
Global absolute return fund (i)	7,128	—	7,128	—
Fixed income securities:
Cash fund (j)	6,874	—	6,874	—
U.K. government fixed income securities (k)	5,428	—	5,428	—
U.K. government index-linked securities (l)	7,563	—	7,563	—
Total as of December 31, 2015	$68,523	$345	$68,178	$—
______________________________

a)
The net asset value of the commingled equity and fixed income funds are determined by prices of the underlying securities, less the funds’ liabilities, and then divided by the number of shares outstanding. As the funds are not traded in active markets, the commingled funds are classified as Level 2 or Level 3 assets. The net asset value is corroborated by observable market data (e.g., purchase or sale activities) for Level 2 assets.

b)	This category includes investments in U.K. companies and aims to achieve a return that is consistent with the return of the FTSE All-Share Index.

c)	This category includes investments in a variety of large and small U.S. companies and aims to achieve a return that is consistent with the return of the FTSE All-World USA Index.

d)
This category includes investments in a variety of large and small European companies and aims to achieve a return that is consistent with the return of the FTSE All-World Developed Europe ex-U.K. Index.

e)
This category includes investments in a variety of large and small companies across the Australian, Hong Kong, New Zealand and Singapore markets and aims to achieve a return that is consistent with the return of the FTSE-All-World Developed Asia Pacific ex-Japan Index.

f)	This category includes investments in a variety of large and small Japanese companies and aims to achieve a return that is consistent with the return of the FTSE All-World Japan Index.

g)	This category includes investments in companies in the Emerging Markets to achieve a return that is consistent with the return of the IFC Investable Index ex-Malaysia.

h)
This category includes investments in a diversified portfolio of equity, bonds, alternatives and cash markets and aims to achieve a return that is consistent with the return of the Libor GBP 3 month +3% Index.

i)
This category includes investments in a diversified portfolio of equity and bonds combined with investment strategies based on advanced derivative techniques and aims to achieve a return over rolling three-year periods equivalent to cash plus 5% per year, gross of fees.

j)
This category includes investments in British pound sterling-denominated money market instruments and fixed-income securities issued by governments, corporations or other issuers which may be listed or traded on a recognized market.

k)	This category includes investments in funds with the objective to provide a leveraged return to U.K. government fixed income securities (gilts) that have maturity dates in 2040 and 2052.

l)
This category includes investments in funds with the objective to provide a leveraged return to various U.K. government indexed-linked securities (gilts), with maturity periods ranging from 2022 to 2062. The funds invest in U.K. government bonds and derivatives.

Investment objectives for the U.K. Plan, as of December 31, 2015, are to:

•	optimize the long-term return on plan assets at an acceptable level of risk

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	maintain a broad diversification across asset classes

•	maintain careful control of the risk level within each asset class
The trustees of the U.K. Plan have established a long-term investment strategy comprising global investment weightings targeted at 65% (range of 60% to 70%) for equity securities/diversified growth funds and 35% (range of 30% to 40%) for debt securities. Diversified growth funds are actively managed absolute return funds that hold a combination of debt and equity securities. Selection of the targeted asset allocation was based upon a review of the expected return and risk characteristics of each asset class, as well as the correlation of returns among asset classes. Actual allocations to each asset class vary from target allocations due to periodic investment strategy changes, market value fluctuations and the timing of benefit payments and contributions.
The following table sets forth the weighted average asset allocation and target asset allocations for the year ended December 31, 2015 by asset category, as of the measurement dates of the plan:

	Asset Allocations	Target Asset Allocations

Equity securities and diversified growth funds[1]	70.5%	65.0%
Debt securities[2]	29.0%	35.0%
Other	0.5%	—%
Total	100.0%	100.0%
______________________________

[1]	Diversified growth funds refer to actively managed absolute return funds that hold a combination of equity and debt securities.

[2]	Includes investments in funds with the objective to provide leveraged returns to U.K. government fixed income securities and U.K. government indexed-linked securities.
10. Stockholders’ Equity
The holders of shares of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. Each share of common stock is entitled to participate equally in dividends, when and if declared, and in the distribution of assets in the event of liquidation, dissolution or winding up of the Company, subject in all cases to any rights of outstanding preferred stock. As discussed in Note 20, upon the completion of a merger with Team on February 29, 2016, all of the Company’s shares of common stock were converted into the right to receive shares of Team common stock, with cash paid in lieu of any fractional shares.
Series B Preferred Stock
On April 15, 2008, the Board of Directors of the Company declared a dividend distribution of one stock purchase right (“Right”) for each outstanding share of common stock to stockholders of record on April 19, 2008. These Rights were substantially similar to, and were issued in replacement of, the rights that expired on April 19, 2008, pursuant to the Company’s then-existing Stockholders Rights Plan. Pursuant to the replacement Stockholders Rights Plan, each Right entitled the holder, upon the occurrence of certain events, to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock, no par value, at a price of $48, subject to adjustment. The Rights were not to become transferable from the common stock or become exercisable until a person or group either acquired beneficial ownership of 15% or more of the Company’s common stock or commenced a tender or exchange offer that would result in ownership of 20% or more, whichever occured earlier. The Rights, which were originally to expire on April 19, 2018, were redeemable in whole, but not in part, at the Company’s option at any time for a price of $0.01 per Right. On March 4, 2015, the Company’s Board of Directors accelerated the expiration of the Rights to March 6, 2015, effectively terminating the Stockholders Rights Plan as of such date. As of December 31, 2015, there were 400,000 Series B Preferred Shares authorized and none were outstanding.
Equity Compensation Plans
The Company has equity compensation plans and agreements for officers, directors and key employees which allow for the issuance of stock options, restricted stock, restricted stock units and stock appreciation rights. The options granted under these plans and agreements generally vest over periods of up to five years and expire between five to ten years after the grant date. All options were granted at prices greater than or equal to the market price at the date of grant. The equity compensation plan has 8,100,000 shares authorized and 2,263,489 shares were available for additional issuance at December 31, 2015.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015, total compensation cost charged against income and included in selling, general, and administrative expenses, for stock-based compensation arrangements was $2.5 million. The expense for the twelve months ended December 31, 2015 includes $0.9 million in expense associated with the modification of certain outstanding equity awards pursuant to the provisions of a separation agreement with a Company executive. Under the terms of such modification, the executive’s nonvested awards became vested upon the executive’s retirement. The expense for the twelve months ended December 31, 2015 also includes $0.2 million associated with the accelerated vesting of awards in connection with the retirement of one of the Company’s directors. The total tax benefit related to stock options and restricted stock recognized in the consolidated statement of income for the year ended December 31, 2015 was $1.0 million. The unrecognized excess tax benefit related to the disposition of stock options and vesting of restricted stock was less than $0.1 million for the year ended December 31, 2015, as described further in Note 13.
Stock Options
The Company uses the Black-Scholes option-pricing model (“Black-Scholes”) as its method of valuation under FASB ASC 718-10 and a single option award approach. This fair value computation is then amortized on a straight-line basis over the requisite service periods of the options, which is generally the vesting period. The fair value of stock-based payment awards on the date of grant as determined by the Black-Scholes model is affected by the Company’s stock price on the date of the grant as well as other assumptions. Assumptions utilized in the fair value calculations include the expected stock price volatility over the term of the awards (estimated using the historical volatility of the Company’s stock price), the risk free interest rate (based on the U.S. Treasury Note rate over the expected term of the option), the dividend yield (assumed to be zero, as the Company has not paid, nor anticipates paying any cash dividends) and employee stock option exercise behavior and forfeiture assumptions (based on historical experience and other relevant factors).
The weighted-average estimated value of employee stock options granted in 2015 were estimated using the Black-Scholes model with the following weighted average assumptions:

Expected volatility	55.4%
Risk-free interest rate	1.8%
Expected dividends	0%
Expected term in years	6.3
The Company granted options to purchase 17,500 shares of its common stock during 2015 that generally vest annually over three to five years. All options were granted at prices equal to the market price at the date of grant. The weighted average grant date fair value of options granted during 2015 was $4.64 per option. The maximum contractual term of the stock options is 10 years. The Company uses authorized but unissued shares of common stock for stock option exercises pursuant to the Company’s stock option plans and treasury stock for issuances outside of the plan, if any.
The changes in stock options outstanding for the Company’s plan for the year ended December 31, 2015 were as follows:

Options	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2014	1,187,830	$6.85
Granted	17,500	$8.62
Exercised	(205,042)	$4.48
Forfeited or expired	(128,114)	$8.02
Outstanding at December 31, 2015	872,174	$7.27	$220	5.8
Fully vested and expected to vest at December 31, 2015	845,627	$7.25	$218	5.8
Exercisable at December 31, 2015	606,705	$7.00	$201	4.8
The aggregate intrinsic value of stock options exercised during the year ended December 31, 2015 was $0.7 million. As of December 31, 2015, the total unrecognized compensation expense related to stock options was $0.8 million. The total unrecognized compensation expense related to stock options will be recognized over a weighted average period of 2.3 years.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash received from option exercises under the stock option plans for the year ended December 31, 2015 was $0.1 million.
Restricted Stock and Restricted Stock Units
Restricted stock and restricted stock units are issued under the Company’s stock option plan. Restricted stock is an award of shares of the Company’s common stock (which have full voting rights but are restricted with regard to sale or transfer). Restricted stock is independent of stock option grants and is generally subject to forfeiture if service terminates prior to the vesting of the restricted stock. A restricted stock unit is an award of units of the Company’s common stock. Restricted stock units are generally subject to forfeiture if service or performance requirements are not met. The Company expenses the cost of restricted stock and restricted stock units on a straight-line basis over the vesting period. For these purposes, the fair value of the restricted stock or restricted stock unit is determined based on the closing price of the Company’s common stock on the grant date.
During 2015, the Company granted 70,000 shares of restricted stock to its directors at a weighted average grant date fair value of $8.48 per share that cliff vest at the end of three years and may not be sold until they cease to be a director of the Company. The Company also granted 356,206 restricted stock units at a weighted average grant date fair value of $4.41 per share that vest over three years. Of these restricted stock units, the vesting of 291,443 units is contingent upon the outcome of the Company’s total shareholder return over a three-year performance period compared to a group of peer companies. In accordance with U.S. GAAP, the calculated grant date fair value incorporates the expected outcome of this market condition. However, 73,332 of these performance-based restricted stock units vested and converted to shares of common stock on November 1, 2015 pursuant to the provisions of a retirement agreement with a Company executive. The fair value of the restricted stock and restricted stock units granted in 2015 was determined based on the Company’s closing stock price on the date of grant, and totaled $2.2 million. For restricted stock units with vesting contingent upon total shareholder return performance, the grant date fair value includes the estimated impact of the outcome of this market condition, as determined by a Monte Carlo simulation model that assessed the probabilities of various outcomes. The significant assumptions used in the Monte Carlo simulation are as follows:

Risk-free interest rate	0.81%
Expected dividends	—
Expected volatility of Company stock	38%
The risk-free interest was based on the Federal Reserve-Constant Maturities rate with a term consistent with awards’ vesting periods. The expected volatility is a blend of historical and implied volatility over the expected period. Volatility assumptions were also made for each of the companies in the group of peer companies.
A summary of the status of the Company’s nonvested restricted stock and restricted stock units for the year ended December 31, 2015, is as follows:

Restricted Stock and Restricted Stock Units	Shares / Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2014	437,471	$8.78
Granted	426,206	$5.08
Vested	(243,497)	$7.06
Forfeited	(49,557)	$8.78
Nonvested at December 31, 2015	570,623	$6.75
At December 31, 2015, total unrecognized compensation expense related to non-vested restricted stock and restricted stock units of approximately $1.9 million is expected to be recognized over the weighted-average period of 2.1 years. The aggregate fair value of restricted stock and stock units vested during the period ended December 31, 2015 was $1.8 million.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss in the equity section of the consolidated balance sheet includes the following (in thousands):

December 31, 2015
Defined benefit pension items	$(23,094)
Less: deferred tax benefit	4,660
Net of tax	(18,434)
Interest rate swap	(835)
Less: deferred tax liability	334
Net of tax	(501)
Foreign currency translation adjustment	(7,995)
Total accumulated other comprehensive loss	$(26,930)

Changes in accumulated other comprehensive loss by component in the consolidated statement of comprehensive income (loss) include the following for the year ended December 31, 2015 (in thousands):

	Defined Benefit Pension Items	Interest Rate Swap	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Loss

Beginning balance, net	$(17,657)	$57	$(3,853)	$(21,453)
Other comprehensive loss before reclassifications[1]	(1,433)	(578)	(4,142)	(6,153)
Amounts reclassified from accumulated other comprehensive loss2 3	656	20	—	676
Net other comprehensive loss	(777)	(558)	(4,142)	(5,477)
Ending balance, net	$(18,434)	$(501)	$(7,995)	$(26,930)
____________________________

1
Net of tax benefit of $0.3 million for the year ended December 31, 2015 for the defined benefit pension plans. Net of tax benefit of $0.4 million for the year ended December 31, 2015 for the interest rate swap.

2
Net of tax expense of $0.2 million for defined benefit pension plans for the year ended December 31, 2015. Net of tax expense for the interest rate swap, which was insignificant for the year ended December 31, 2015.

3
Reclassification adjustments out of accumulated comprehensive loss for amortization of prior service cost and amortization of net actuarial loss are included in the computation of net periodic pension cost (credit). See Note 9 for additional details. Reclassification adjustments out of accumulated other comprehensive loss for the interest rate swap are included in interest expense. See Note 12 for additional details.

Foreign currency translation adjustments generally are not adjusted for income taxes as they relate to indefinite investments in foreign subsidiaries.

12. Derivative Instruments and Hedging Activities
The Company manages economic risk, including interest rate, liquidity and credit risks primarily by managing the amount, sources, and duration of its debt funding and, to a limited extent, the use of derivative instruments. The Company does not enter into derivative instruments for speculative purposes.

On March 16, 2015, the Company entered into a forward-dated interest rate swap to hedge interest rate risk with respect to $40.0 million of borrowings under its Credit Agreement, replacing the previous interest rate swap, which was terminated on March 13, 2015 in conjunction with the Second Amendment to its Credit Agreement and resulted in an insignificant gain. The Company’s objective in using the interest rate derivative is to manage exposure to interest rate movements and add stability to interest expense. Upon inception, the interest rate swap has been designated as a cash flow hedge and involves the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement without exchange of the underlying notional amount.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the terms of the interest rate swap outstanding at December 31, 2015 (dollars in thousands):

Type	Effective Date	Maturity Date	Fixed Rate	Floating Rate	Notional Amount
Interest rate swap	March 13, 2016	March 13, 2020	1.99%	1 Month LIBOR	$40,000
The table below presents the fair value of the Company’s derivative financial instrument as well as its classification on the consolidated balance sheet as of December 31, 2015 (in thousands):

		Asset Derivative Instruments		Liability Derivative Instruments
		December 31, 2015		December 31, 2015
	Classification	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Interest rate swap	Current	Prepaid expenses and other current assets	$—	Accrued expenses and other current liabilities	$387
Interest rate swap	Non-current	Intangible and other assets, net	—	Other liabilities	448
Total			$—		$835
See Note 17 for additional information on the fair value of the Company’s interest rate swap.
The Company has concluded that the hedging relationship for the interest rate swap is highly effective. The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in other comprehensive loss and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative is recognized directly in earnings and included in interest income and other income (expense) on the consolidated statement of income.
Amounts reported in other comprehensive loss related to derivatives are reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. At December 31, 2015, the Company estimates that approximately $0.4 million will be reclassified from other comprehensive loss as an increase to interest expense over the next twelve months.

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statement of comprehensive loss for the year ended December 31, 2015 (in thousands):

Amount of loss recognized in other comprehensive loss for the interest rate swap, net of tax (effective portion)	$(578)
Amount of loss reclassified from accumulated other comprehensive loss into interest expense for the interest rate swap, net of tax (effective portion)	(20)
Amount of loss reclassified from accumulated other comprehensive loss into interest income and other income (expense) for the interest rate swap, net of tax (ineffective portion)	—
Derivative financial agreements expose the Company to credit risk in the event of non-performance by the counterparties under the terms of the interest rate hedge agreements. The Company believes it minimizes the credit risk by transacting with major credit-worthy financial institutions.
Refer to Note 20 for information about the termination of the interest rate swap in February 2016.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes
Income from continuing operations before income tax expense is comprised of the following components for the year ended December 31, 2015 (in thousands):

Domestic operations	$1,500
Foreign operations	8,139
Income from continuing operations before income taxes	$9,639
Income tax (expense) benefit attributable to continuing operations is comprised of the following components for the year ended December 31, 2015 (in thousands):

	Federal	Foreign	State	Total
Current	$37	$(2,689)	$(430)	$(3,082)
Deferred	(412)	(464)	(122)	(998)
Total income tax expense	$(375)	$(3,153)	$(552)	$(4,080)
The differences between the amount of tax expense provided and the amount of tax expense computed by applying the statutory federal income tax rate to income from continuing operations before income taxes for the year ended December 31, 2015 are as follows (in thousands):

Expected tax expense at the statutory federal rate of 35%	$(3,374)
(Increase) decrease in taxes resulting from:
Change in valuation allowance and foreign tax rate differences	(110)
State income taxes, net	(424)
Non-deductible expenses	(204)
Stock-based compensation and other	32
Total income tax expense	$(4,080)
Income tax expense differs from the expected tax at statutory rates due primarily to the change in valuation allowance for deferred tax assets and different tax rates in the various state and foreign jurisdictions. Additionally, the aggregate tax expense is not always consistent when comparing periods due to the change in mix of income from continuing operations before income taxes between domestic and foreign operations and within the foreign operations.
At December 31, 2015, the Company had available a domestic federal net operating loss carryforward (“NOL”) of $5.6 million, which will expire, if unused, in 2035. The utilization of this NOL could be subject to significant limitation in the event of a “change in ownership”, as defined in the Internal Revenue Code, which might be caused by purchases or sales of the Company’s securities by persons or groups now or in the future having 5% or greater ownership of the Company’s common stock. Additionally, at December 31, 2015, the Company had alternative minimum tax credit carryforwards of $0.5 million, which can be carried forward indefinitely. At December 31, 2015, the Company had foreign net operating loss carryforwards of $35.6 million, of which approximately $23.8 million can be carried forward indefinitely, with the remainder expiring on various dates through 2035.
Deferred tax assets and liabilities result from temporary differences between the U.S. GAAP and tax treatment of certain income and expense items. The Company must assess and make estimates regarding the likelihood that the deferred tax assets will be recovered. To the extent that it is determined the deferred tax assets will not be recovered, a valuation allowance is established for such assets. In making such a determination, the Company must take into account positive and negative evidence, including projections of future taxable income and assessments of potential tax planning strategies. At December 31, 2015, the Company’s valuation allowance was $9.7 million. The net deferred tax assets at December 31, 2015 relate to U.S. federal and state, and foreign tax items.
The Company recognizes the excess income tax benefit associated with certain stock compensation deductions when such deductions produce a reduction in the Company’s current tax liability. Due to cumulative domestic NOLs that exceeded the excess

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

income tax benefits, the Company did not recognize the excess benefit of the tax deductions upon the exercise of stock options or vesting of restricted stock in the year ended December 31, 2015.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities of continuing operations at December 31, 2015 are as follows (in thousands):

Deferred tax assets:
Federal net operating loss carryforwards	$957
Alternative minimum tax credit carryforwards	547
State net operating loss carryforwards	521
Accrued expenses	3,392
Foreign subsidiaries, primarily NOLs, pension and accrued expenses	15,264
Other	2,972
Total gross deferred tax assets	23,653
Deferred tax liabilities:
Property and equipment and other long-term assets	(5,662)
Foreign deferred tax liabilities, primarily property and equipment	(1,079)
Net deferred tax asset before valuation allowance	16,912
Less valuation allowance	(9,721)
Net deferred tax asset	$7,191
Current net deferred tax assets of $7.4 million and long-term net deferred tax assets of $3.3 million were recorded at December 31, 2015. Long-term deferred tax liabilities of $3.5 million were recorded at December 31, 2015 . In 2015, a deferred tax benefit of $0.5 million related to changes in pension net actuarial loss and prior service credit as well as unrealized gains (losses) on interest rate swaps was recorded in other comprehensive loss.
A reconciliation of the change in the unrecognized tax benefits for the year ended December 31, 2015 is as follows (in thousands):

Balance at beginning of year	$779
Additions based on tax positions	385
Reductions due to lapses of statutes of limitations	(176)
Balance at end of year	$988
Unrecognized tax benefits at December 31, 2015 of $1.0 million for uncertain tax positions, related primarily to transfer pricing, are included in other liabilities on the consolidated balance sheet and would impact the effective tax rate for certain foreign jurisdictions if recognized. The Company incurred no significant interest or penalties for the year ended December 31, 2015.
The Company and its subsidiaries file numerous consolidated and separate income tax returns in the United States as well as various foreign jurisdictions. The Company’s U.S. federal income tax returns for 2012 and subsequent years remain subject to examination. All material foreign income tax matters have been concluded for years through 2010. Undistributed earnings of the Company’s foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. federal or state income taxes has been provided thereon. At this time, it is not practicable to determine the unrecognized deferred tax liability related to these undistributed earnings. The types of events that could trigger U.S. taxes on these undistributed earnings include a repatriation of cash held by foreign subsidiaries, certain foreign corporate restructuring or reorganizations, a decision to exit a particular business or jurisdiction leading to a sale of stock to a third party, and anticipated unfavorable tax law changes that would result in higher taxes on repatriations that occur after such change in law goes into effect.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Commitments and Contingencies
The Company leases vehicles, office space, office equipment and other items of personal property under leases expiring at various dates. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Total rent expense incurred under operating leases, including short-term leases, was $21.0 million for the year ended December 31, 2015, which includes $1.5 million attributable to discontinued operations.
At December 31, 2015, future minimum rental commitments under all operating leases are as follows (in thousands):

Operating Leases
2016	$11,028
2017	8,191
2018	5,695
2019	5,111
2020	1,776
Thereafter	1,616
Total minimum lease payments [1]	$33,417
______________________________

[1]	There are no capital lease obligations at December 31, 2015.
The operations of the Company are subject to federal, state and local laws and regulations in the U.S. and various foreign jurisdictions relating to protection of the environment. Although the Company believes its operations are currently in compliance with applicable environmental regulations, there can be no assurance that costs and liabilities will not be incurred by the Company. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from operations of the Company, could result in costs and liabilities to the Company. The Company has recorded, in other liabilities, an undiscounted accrual for environmental liabilities related to the remediation of site contamination for properties in the U.S. in the amount of $0.8 million as of December 31, 2015. While there is a reasonable possibility due to the inherent nature of environmental liabilities that a loss exceeding amounts already recognized could occur, the Company does not believe such amounts would be material to its financial statements.
Furmanite America was involved in disputes with a customer, INEOS USA LLC (“INEOS”), which claimed that Furmanite America failed to provide it with satisfactory services at the customer’s facilities. On October 26, 2015, the parties entered into a settlement agreement, disposing of all claims under this matter for $2.1 million. As of December 31, 2015, this settlement payment amount to INEOS had been paid and the matter is now closed.

On February 27, 2015, Norfolk County Retirement System (the “Plaintiff”) filed a putative stockholder class and derivative action (the “Action”) in the Court of Chancery of the State of Delaware (the “Delaware Court”) against the then-members of the Company’s Board of Directors (the “Board”) (Sangwoo Ahn, Kathleen Cochran, Kevin Jost, Joseph Milliron and Ralph Patitucci, collectively “the Defendants”), claiming that a certain provision of the Company’s now-expired stockholder rights plan was unenforceable and that the Defendants had breached their fiduciary duties with respect to certain corporate governance matters. Due to certain actions taken by the Company in March 2015, the Plaintiff’s claims became muted. In June 2015, the parties entered into an agreement under which the Company would pay Plaintiff’s counsel $0.3 million in attorneys’ fees and expenses, and the parties requested that the Delaware Court close the Action. On July 6, 2015, the Delaware Court issued an order closing the Action, subject to the Company completing certain actions, which it has done, thereby closing the Action.

In connection with the Company’s entry into an Agreement and Plan of Merger with Team on November 1, 2015, multiple stockholder claims have been filed in both the District Court of Harris County, Texas as well as the Court of Chancery of the State of Delaware naming Team, Inc., its wholly owned subsidiary TFA, Inc., the Company and the directors of the Company as defendants. Each of the lawsuits was brought by a purported holder or holders of Furmanite common stock, both individually and on behalf of a putative class of Furmanite stockholders. The lawsuits generally allege, among other things, that the directors of Furmanite breached their fiduciary duties to Furmanite stockholders in negotiating the merger. The lawsuits further allege that Furmanite, Team and/or TFA, Inc. aided and abetted the Furmanite directors in the breach of their fiduciary duties. As relief, the defendants seek, among other things, an injunction against the merger and an award of attorneys’ fees and costs. The Company believes that these lawsuits are without merit and is vigorously defending them. As discussed in Note 20, the merger with Team was completed on February 29, 2016.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

While the Company cannot make an assessment of the eventual outcome of all matters or determine the extent, if any, of any potential uninsured liability or damage, accruals of $0.3 million were recorded in accrued expenses and other current liabilities as of December 31, 2015. While there is a reasonable possibility that a loss exceeding amounts already recognized could occur, the Company does not believe such amounts would be material to its financial statements.
The Company has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, after consulting with counsel, that the ultimate resolution of such contingencies will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.
15. Business Segment Data and Geographical Information
An operating segment is defined as a component of an enterprise about which separate financial information is available that is evaluated regularly by the chief decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company operates in two segments that are based on its service and product offerings: 1) Technical Services and 2) Engineering & Project Solutions.
Included in its Technical Services segment are the specialized technical services the Company provides to a global customer base that includes petroleum refineries, chemical plants, pipelines, offshore drilling and production platforms, steel mills, food and beverage processing facilities, power generation and other flow-process industries. The Engineering & Project Solutions segment provides process management inspection services to contractors and operators participating primarily in the midstream oil and gas market, substantially all of which are in the Americas. A wide range of inspection services are offered, including, mechanical integrity, quality assurance and regulatory compliance services for pipelines and other capital, turnaround, maintenance and mechanical integrity projects.
The Company evaluates performance based on the operating income (loss) from each segment, which excludes interest income and other income (expense), interest expense, income tax expense (benefit) and loss from discontinued operations, which are not allocated to the segments. The accounting policies of the reportable segments are the same as those described in Note 1. Intersegment revenues are recorded at cost plus a profit margin. All transactions and balances between segments are eliminated in consolidation.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the financial information of the Company’s reportable segments as of and for the year ended December 31, 2015 reconciled to the amounts reported in the consolidated financial statements (in thousands):

	Technical Services	Engineering & Project Solutions	Corporate	Reconciling Items	Total
Revenues from external customers [1]	$344,811	$58,117	$—	$—	$402,928
Operating income (loss) 2 3	27,295	2,759	(18,024)	—	12,030
Depreciation and amortization	10,275	606	741	—	11,622
Total assets 4 5 [6]	232,355	15,916	27,592	2,282	278,145
Capital expenditures	8,669	—	2,194	—	10,863
______________________________

1
Included within Technical Services and Engineering & Project Solutions are U.S. revenues of $275.1 million for the year ended December 31, 2015. Total foreign revenues for the year ended December 31, 2015 totaled $127.8 million. Included within Technical Services are U.K. revenues of $55.6 million for the year ended December 31, 2015. Revenues attributable to individual countries are based on the country of domicile of the legal entity that performs the work. There were no intersegment revenues for the period presented.

2
Corporate represents certain corporate overhead costs, including executive management, strategic planning, treasury, legal, human resources, information technology, accounting and risk management, which are not allocated to reportable segments.

3
Includes $2.9 million of incremental compensation expense pursuant to the provisions of retirement agreements with a Company executive for the year ended December 31, 2015 and $3.1 million of incremental professional fees and other costs associated with the Company’s 2015 Annual Meeting of Stockholders and strategic evaluation for the year ended December 31, 2015 within Corporate. Includes a gain of $4.0 million from insurance recoveries resulting from a fire at one of the Company’s facilities in the U.K. for the year ended December 31, 2015, within Technical Services.

4	Reconciling Items represent assets associated with discontinued operations as of December 31, 2015, which are not allocated to the reportable segments.

5	Included above are U.S. total assets of $190.4 million as of December 31, 2015, of which $2.3 million relate to assets of discontinued operations as of December 31, 2015.

6	Goodwill, all associated with the Technical Services segment, was $15.6 million as of December 31, 2015.
The following geographical area information includes total long-lived assets (which consist of all non-current assets, other than goodwill, indefinite-lived intangible assets and deferred tax assets) based on physical location at December 31, 2015 (in thousands):

United States	$42,985
United Kingdom	4,539
All other	6,085
Total long-lived assets	$53,609
16. Significant Customers
No single customer accounted for more than 10% of the consolidated revenues during the past fiscal year.
17. Fair Value of Financial Instruments and Credit Risk
Fair value is defined under FASB ASC 820, Fair Value Measurements and Disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under FASB ASC 820 must maximize the use of the observable inputs and minimize the use of unobservable inputs. The standard established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable.

•
Level 1 — Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

•
Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices included for identical or similar assets and liabilities that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. These are typically obtained from readily-available pricing sources for comparable instruments.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
Level 3 — Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

The following table presents the Company’s fair value hierarchy for its financial instruments that required disclosure of their fair values on a recurring basis as of December 31, 2015 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
Interest rate swap asset	$—	$—	$—	$—
Interest rate swap liability	$835	$—	$835	$—
The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short period to maturity of these instruments. The interest rate swap is recorded at fair value on a recurring basis based on models using inputs, such as interest rate yield curves, LIBOR swap curves and OIS curves, observable for substantially the full term of the contract. See Note 12 for additional information on the Company’s interest rate swap. The estimated fair value of all debt as of December 31, 2015 approximated the carrying value. These fair values, which are Level 3 measurements, were estimated based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements, when quoted market prices were not available. The estimated fair value of the Company’s financial instruments are not necessarily indicative of the amounts that would be realized in a current market exchange.
There were no transfers between Levels of the fair value hierarchy during the year ended December 31, 2015.
The Company provides services to an international client base that includes petroleum refineries, chemical plants, offshore energy production platforms, steel mills, nuclear and conventional power stations, pulp and paper mills, food and beverage processing plants, and other flow process facilities. The Company does not believe that it has a significant concentration of credit risk at December 31, 2015, as the Company’s accounts receivable are generated from these business industries with customers located throughout the Americas, EMEA and Asia-Pacific.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Quarterly Financial Data (Unaudited)
Quarterly operating results for 2015 are summarized as follows (in thousands, except per share data):

	Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenues	$95,029	$104,102	$97,408	$106,389
Operating income (loss)[1]	$2,679	$6,390	$3,136	$(175)
Income from continuing operations[2]	$578	$3,349	$1,519	$113
Income (loss) from discontinued operations, net of income tax	$(265)	$26	$(1,359)	$(230)
Net income (loss)	$313	$3,375	$160	$(117)
Basic earnings (loss) per common share:
Continuing operations	$0.02	$0.09	$0.04	$—
Discontinued operations	$(0.01)	$—	$(0.04)	$—
Net income	$0.01	$0.09	$—	$—
Diluted earnings (loss) per common share:
Continuing operations	$0.02	$0.09	$0.04	$—
Discontinued operations	$(0.01)	$—	$(0.04)	$—
Net income	$0.01	$0.09	$—	$—
______________________________

1
Operating income for the quarters ended March 31, 2015, June 30, 2015 and December 31, 2015 included approximately $0.4 million, $1.7 million and $1.0 million, respectively, of incremental professional fees and other costs associated with the Company’s 2015 Annual Meeting of Stockholders and strategic evaluation. Operating income for the quarter ended December 31, 2015 included $2.9 million of incremental compensation expense pursuant to the provisions of a retirement agreement with a Company executive.

2
Income from continuing operations for each of the quarters ended March 31, 2015, June 30, 2015 and December 31, 2015 included approximately $0.3 million, $1.0 million and $0.6 million, respectively, net of tax, of incremental professional fess and other costs associated with the Company’s 2015 Annual Meeting of Stockholders and strategic evaluation. Income from continuing operations for the quarter ended December 31, 2015 included $1.7 million, net of tax, of incremental compensation expense pursuant to the provisions of a retirement agreement with a Company executive.

19. Related Party Transactions

In April 2015, the Company was notified by its former Chief Executive Officer that, as a result of certain purchases and sales of shares of the Company’s common stock made by the former Chief Executive Officer within a period of less than six months, the former Chief Executive Officer had realized short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. In April 2015, the former Chief Executive Officer made a payment of $18,431.76 to the Company in disgorgement of these short-swing profits.

In an agreement dated May 6, 2015 between the Company and Mustang Capital Management, LLC (“Mustang”) (the “Settlement Agreement”) in conjunction with the appointment of three new directors, including John K. H. Linnartz, the Managing Member of Mustang, to the Company’s Board of Directors, it was agreed that the Company would reimburse Mustang for its documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2015 Annual Meeting and the negotiation and execution of the Settlement Agreement, up to $575,000, which was the amount of the reimbursement paid by the Company to Mustang during the second quarter of 2015.

20. Subsequent Events

At a special meeting held on February 25, 2016, the Company’s stockholders adopted and approved the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 1, 2015, by and among the Company, Team and TFA, Inc., a wholly owned subsidiary of Team (“Merger Sub”). At the effective time on February 29, 2016, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Team. At such time, the Company’s common stock was converted into the right to receive 0.215 shares of common stock of Team, with cash paid in lieu of any fractional shares. The Company’s outstanding stock-based compensation awards were generally converted into comparable stock-based compensation awards of Team, with certain awards becoming vested concurrent with the Merger, in accordance with the Merger Agreement.

FURMANITE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s common stock, no par value, was previously traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “FRM”. However, in connection with the Merger, the Company’s common stock was suspended from trading on the NYSE prior to the open of trading on March 1, 2016 and the NYSE filed a Form 25 with the SEC on March 1, 2016 to withdraw the shares of Furmanite common stock from listing on the NYSE. On March 11, 2016, the Company filed a Form 15 with the SEC to terminate the registration of the Company’s common stock.

Effective immediately prior to the consummation of the Merger on February 29, 2016, the Company terminated the Credit Agreement described in Note 8 and the interest rate swap described in Note 12 and all amounts owed under the Credit Agreement and the interest rate swap at the time of termination were paid in full on February 29, 2016, with funding provided by Team.

The Company has evaluated the period from January 1, 2016 through April 12, 2016, the date the financial statements were available for issuance, for subsequent events requiring recognition or disclosure in the financial statements. During such period, no material recognizable or disclosable subsequent events were identified, except as set forth above.